Exhibit 99.1

5835 Peachtree Corners East, D - Norcross, GA 30092 Telephone (770) 242-8723 Fax (770) 242-8639

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Holds Productive Meeting with FDA on PMA Review of
 Cervical Cancer Test

NORCROSS, GA (April 26, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), announced that it held a productive meeting with U.S. Food and Drug Administration (FDA) officials to review the company’s premarket approval application (PMA) for its non-invasive test for the early detection of cervical pre-cancer.

During the meeting with FDA reviewers, which was requested by Guided Therapeutics, company representatives outlined proposed responses to recent FDA questions regarding the PMA application and also held discussions regarding proposed claims for use for the technology.

“We are pleased with the content and outcome of the meeting with our FDA reviewers,” said Mark L. Faupel, President and CEO of Guided Therapeutics, Inc.  “There was constructive dialog regarding the questions and our responses.  We believe that we came away with clear guidance and a plan for achieving a panel meeting in the future.  We plan to take what we learned from the meeting and finalize our responses to the questions in the next two to three weeks.”

As a result of the meeting, the FDA also offered to hold additional working group sessions with the company in anticipation and preparation of panel review.

The PMA application for the technology was accepted for filing by the FDA as of September 23, 2010.  As previously announced, the technology will be the subject of a presentation at The American College of Obstetricians and Gynecologists (ACOG) 59th Annual Clinical Meeting to be held April 30 to May 4, 2011 in Washington, DC and is also the subject of a presentation at the EUROGIN scientific meeting in Lisbon later in May.

The technology, which consists of a base unit and single-patient-use calibration disposable, scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively.  Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the Guided Therapeutics test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first planned product is a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

Guided Therapeutics – FDA update
April 26, 2011

The Guided Therapeutics Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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